Exhibit 8.1

List of Principal Subsidiaries and Consolidated Variable Interest Entity of Yatsen Holding Limited

Subsidiaries	Place of Incorporation
Guangzhou Yatsen Global Co., Ltd.	People's Republic of China
Guangzhou Yatsen Cosmetics Co., Ltd.	People's Republic of China
Guangzhou Yiyan Cosmetics Co., Ltd.	People's Republic of China
SNK (Shanghai) Limited	People's Republic of China
Guangzhou Dr.Wu Cosmetics Co., Ltd.	People's Republic of China
Galenic (Shanghai) E-commerce Co., Ltd.	People's Republic of China

Consolidated Variable Interest Entity	Place of Incorporation
Huizhi Weimei (Guangzhou) Trading Co., Ltd.	People's Republic of China